AT&T Third-Quarter Results Show Continued 5G and Fiber Subscriber Momentum
More customers choose AT&T as their converged provider for world-class connectivity

DALLAS, October 23, 2024 — AT&T Inc. (NYSE: T) reported third-quarter results that delivered consistent growth in Mobility service and broadband revenues as it attracts high-quality, converged customers in both 5G and fiber. Following its continued performance, the Company reiterates all full-year 2024 consolidated financial guidance.
Third-Quarter Consolidated Results
•Revenues of $30.2 billion
•Diluted EPS of $(0.03); adjusted EPS* of $0.60
•Operating income of $2.1 billion; adjusted operating income* of $6.5 billion
•Net income of $0.1 billion; adjusted EBITDA* of $11.6 billion
•Cash from operating activities of $10.2 billion, down $0.1 billion year over year; consistent year to date compared to the same period in 2023
•Capital expenditures of $5.3 billion; capital investment* of $5.5 billion
•Free cash flow* of $5.1 billion, down $0.1 billion year over year; up $2.4 billion year to date compared to the same period in 2023

Third-Quarter Highlights
•403,000 postpaid phone net adds with an expected industry-leading postpaid phone churn of 0.78%
•Mobility service revenues of $16.5 billion, up 4.0% year over year
•226,000 AT&T Fiber net adds; 200,000+ net adds for 19 consecutive quarters
•Consumer broadband revenues of $2.8 billion, up 6.4% year over year
•28.3 million consumer and business locations passed with fiber
“We delivered another strong and consistent quarter, furthering our leadership in converged 5G and fiber connectivity,” said John Stankey, AT&T CEO. “Despite severe weather and a work stoppage in the Southeast, this is our 19th straight quarter of adding more than 200,000 new AT&T Fiber customers. We continue to grow our largest business – Mobility – the right way with what we expect will be industry-leading postpaid phone churn for the 13th time in 15 quarters. We are investing at the top of the industry, reducing debt and growing free cash flow year to date. These solid results give us confidence in reiterating our full-year consolidated financial guidance.”
* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

2024 Outlook
For the full year, AT&T reiterates guidance of:
•Wireless service revenue growth in the 3% range.
•Broadband revenue growth of 7%+.
•Adjusted EBITDA* growth in the 3% range.
•Capital investment* in the $21-$22 billion range.
•Free cash flow* in the $17-$18 billion range.
•Adjusted EPS* in the $2.15-$2.25 range.
•The Company continues to expect to achieve net debt-to-adjusted EBITDA* in the 2.5x range in the first half of 2025.
•On track to pass 30 million-plus consumer and business locations with fiber by the end of 2025.

Note: AT&T’s third-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, October 23, 2024. The webcast and related materials, including financial highlights, will be available at https://investors.att.com.

3Q2024 EARNINGS & HIGHLIGHTS

Growing the right way as more customers choose AT&T

$5.1B
free cash flow*

403K
postpaid phone net adds, with Mobility service revenue growth of **4%** year over year

226K
AT&T Fiber net adds, with fiber revenue growth of **16.7%**

Keeping people connected in more ways

Expanding AT&T Fiber service to more places with Gigapower and four new commercial open-access providers

AT&T and AST SpaceMobile took a step forward in building a space-based cellular network to connect everyday smartphones with AST SpaceMobile's launch of **five commercial satellites**

Serving customers world-class 5G and fiber is a winning combination

Expected industry-leading postpaid phone churn of
0.78%

Ookla® named AT&T Fiber America's fastest internet in the nation[1]
34%
faster than the nearest competitor

Leading in converged connectivity. About **4 out of 10** AT&T Fiber customers also select AT&T wireless

1 Based on analysis by Ookla® of Speedtest Intelligence® data nationwide Speed Score, Consistency Score and average Consumer Ratings for Q1–Q2 2024. Ookla trademarks used under license and reprinted with permission.

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Consolidated Financial Results
•Revenues for the third quarter totaled $30.2 billion versus $30.4 billion in the year-ago quarter, down 0.5%. This was due to lower Business Wireline service revenues and declines in Mobility equipment revenues driven by lower sales volumes. These decreases were mostly offset by higher Mobility service and Consumer Wireline revenues.
•Operating expenses were $28.1 billion versus $24.6 billion in the year-ago quarter. Operating expenses increased primarily due to a $4.4 billion non-cash goodwill impairment in the current quarter associated with our Business Wireline unit based on faster-than-previously anticipated industry-wide secular decline of legacy services. Also contributing to higher operating expenses was accelerated depreciation on wireless network equipment associated with our Open RAN network modernization efforts, and our continued network upgrades. These increases were partially offset by prior year severance and restructuring costs, lower Mobility equipment costs from lower sales volumes and benefits from continued transformation.
•Operating income was $2.1 billion versus $5.8 billion in the year-ago quarter. When adjusting for certain items, adjusted operating income* was $6.5 billion, consistent with the year-ago quarter.
•Equity in net income of affiliates was $0.3 billion, primarily from the DIRECTV investment. With adjustment for our proportionate share of intangible amortization, adjusted equity in net income from the DIRECTV investment* was $0.5 billion.
•Net income was $0.1 billion versus $3.8 billion in the year-ago quarter.
•Net income (loss) attributable to common stock was $(0.2) billion versus $3.4 billion in the year-ago quarter. Earnings per diluted common share was $(0.03) versus $0.48 in the year-ago quarter. Adjusting for $0.63 which includes a non-cash goodwill impairment, our proportionate share of intangible amortization from the DIRECTV equity method investment, and other items, adjusted earnings per diluted common share* was $0.60 compared to $0.64 in the year-ago quarter.
•Adjusted EBITDA* was $11.6 billion versus $11.2 billion in the year-ago quarter.
•Cash from operating activities was $10.2 billion, down $0.1 billion year over year, reflecting the payment of termination fees associated with network modernization programs and working capital timing, which includes higher device payments, largely offset by operational improvements.
•Capital expenditures were $5.3 billion versus $4.6 billion in the year-ago quarter.
Capital investment* totaled $5.5 billion versus $5.6 billion in the year-ago quarter. In the quarter, cash payments for vendor financing totaled $0.2 billion versus $1.0 billion in the year-ago quarter.
•Free cash flow* was $5.1 billion versus $5.2 billion in the year-ago quarter.
•Total debt was $129.0 billion at the end of the third quarter, and net debt* was $125.8 billion.
* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Segment and Business Unit Results

Communications Segment
Dollars in millions	Third Quarter		Percent
Unaudited	2024	2023	Change

Operating Revenues	$29,074	$29,244	(0.6)%
Operating Income	7,156	7,273	(1.6)%
Operating Income Margin	24.6%	24.9%	(30)	BP
Communications segment revenues were $29.1 billion, down 0.6% year over year, with operating income down 1.6% year over year.

Mobility
Dollars in millions; Subscribers in thousands	Third Quarter		Percent
Unaudited	2024	2023	Change

Operating Revenues	$21,052	$20,692	1.7%
Service	16,539	15,908	4.0%
Equipment	4,513	4,784	(5.7)%
Operating Expenses	14,049	13,929	0.9%
Operating Income	7,003	6,763	3.5%
Operating Income Margin	33.3%	32.7%	60	BP

EBITDA*	$9,493	$8,897	6.7%
EBITDA Margin*	45.1%	43.0%	210	BP
EBITDA Service Margin*	57.4%	55.9%	150	BP

Total Wireless Net Adds (excl. Connected Devices)[1]	617	1,007
Postpaid	429	550
Postpaid Phone	403	468
Postpaid Other	26	82
Prepaid Phone	(45)	26
Postpaid Churn	0.93%	0.95%	(2)	BP
Postpaid Phone-Only Churn	0.78%	0.79%	(1)	BP
Prepaid Churn	2.73%	2.78%	(5)	BP
Postpaid Phone ARPU	$57.07	$55.99	1.9%
Mobility service revenue grew 4.0% year over year driving EBITDA service margin* expansion of 150 basis points. Postpaid phone net adds were 403,000 with postpaid phone churn of 0.78%, down 1 basis point year over year.

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Mobility revenues were up 1.7% year over year, driven by service revenue growth of 4.0% from subscriber gains and postpaid phone average revenue per subscriber (ARPU) growth. As part of transformation activities and simplification efforts, the Company aligned the timing of certain administrative fees and recorded approximately $90 million of one-time revenues in the third quarter that benefited service revenues, but did not result in a price increase. This was partially offset by lower equipment revenues due to lower sales volumes. Operating expenses were up 0.9% year over year due to higher depreciation expense from Open RAN deployment and network transformation, partially offset by lower equipment expenses resulting from lower sales volumes. Operating income was $7.0 billion, up 3.5% year over year. EBITDA* was $9.5 billion, up $596 million year over year, driven by service revenue growth. This was the Company’s highest-ever third-quarter Mobility EBITDA*. The Company continues to expect full-year Mobility EBITDA* growth in the higher end of the mid-single-digit range.

Business Wireline
Dollars in millions	Third Quarter		Percent
Unaudited	2024	2023	Change

Operating Revenues	$4,606	$5,221	(11.8)%
Operating Expenses	4,649	4,871	(4.6)%
Operating Income/(Loss)	(43)	350	—%
Operating Income Margin	(0.9)%	6.7%	(760)	BP

EBITDA*	$1,356	$1,695	(20.0)%
EBITDA Margin*	29.4%	32.5%	(310)	BP
Business Wireline revenues and profitability declined year over year driven by continued secular pressures on legacy voice and data services that were partially offset by growth in fiber and other advanced connectivity services.

Business Wireline revenues were down 11.8% year over year, primarily due to lower demand for legacy voice and data services as well as product simplification, partially offset by growth in connectivity services. Revenue declines were also impacted by prior-year intellectual property sales of approximately $100 million and the absence of revenues from our cybersecurity business that was contributed to LevelBlue. Operating expenses were down 4.6% year over year due to lower personnel, network access and customer support expenses as well as the contribution of our cybersecurity business. Operating income was $(43) million versus $350 million in the prior-year quarter, and EBITDA* was $1.4 billion, down $339 million year over year. The Company now expects full-year Business Wireline EBITDA* to decline in the high-teens range, versus prior guidance of a mid-teens range decline.

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Consumer Wireline
Dollars in millions; Subscribers in thousands	Third Quarter		Percent
Unaudited	2024	2023	Change

Operating Revenues	$3,416	$3,331	2.6%
Broadband	2,838	2,667	6.4%
Operating Expenses	3,220	3,171	1.5%
Operating Income	196	160	22.5%
Operating Income Margin	5.7%	4.8%	90	BP

EBITDA*	$1,120	$1,031	8.6%
EBITDA Margin*	32.8%	31.0%	180	BP

Broadband Net Adds (excluding DSL)	28	15
Fiber	226	296
Non Fiber	(198)	(281)
AT&T Internet Air	135	24
Broadband ARPU	$68.25	$64.91	5.1%
Fiber ARPU	$70.36	$68.21	3.2%
Consumer Wireline achieved strong broadband revenue growth with improving EBITDA margins*. Consumer Wireline also delivered positive broadband net adds for the fifth consecutive quarter, driven by 226,000 AT&T Fiber net adds and 135,000 AT&T Internet Air net adds. AT&T Fiber installations were temporarily impacted by the Southeast work stoppage and Hurricane Helene.

Consumer Wireline revenues were up 2.6% year over year driven by growth in broadband revenues attributable to fiber revenues, which grew 16.7%, partially offset by declines in legacy voice and data services and other services. Operating expenses were up 1.5% year over year, primarily due to higher depreciation and increased marketing expenses, partially offset by lower customer support and network-related costs. Operating income was $196 million versus $160 million in the prior-year quarter, and EBITDA* was $1.1 billion, up $89 million year over year. The Company continues to expect full-year Consumer Wireline EBITDA* growth in the mid-to-high-single-digit range.

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Latin America Segment - Mexico
Dollars in millions; Subscribers in thousands	Third Quarter		Percent
Unaudited	2024	2023	Change

Operating Revenues	$1,022	$992	3.0%
Service	645	672	(4.0)%
Equipment	377	320	17.8%
Operating Expenses	$1,012	$1,021	(0.9)%
Operating Income/(Loss)	10	(29)	—%
EBITDA*	168	155	8.4%

Total Wireless Net Adds	275	65
Postpaid	139	55
Prepaid	187	17
Reseller	(51)	(7)
Latin America segment revenues were up 3.0% year over year, primarily due to higher equipment sales and subscriber growth, largely offset by unfavorable impacts of foreign exchange rates. Operating expenses were down 0.9% due to the favorable impacts of foreign exchange rates, largely offset by higher equipment and selling costs attributable to subscriber growth. Operating income was $10 million compared to $(29) million in the year-ago quarter. EBITDA* was $168 million, up $13 million year over year.

1 Effective with our first-quarter 2024 reporting, we have removed connected devices from our total Mobility subscribers, consistent with industry standards and our key performance metrics. Connected devices include data-centric devices such as session-based tablets, monitoring devices and primarily wholesale automobile systems.

About AT&T
We help more than 100 million U.S. families, friends and neighbors, plus nearly 2.5 million businesses, connect to greater possibility. From the first phone call 140+ years ago to our 5G wireless and multi-gig internet offerings today, we @ATT innovate to improve lives. For more information about AT&T Inc. (NYSE:T), please visit us at about.att.com. Investors can learn more at investors.att.com.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise. This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the Company’s website at https://investors.att.com.

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Non-GAAP Measures and Reconciliations to GAAP Measures
Schedules and reconciliations of non-GAAP financial measures cited in this document to the most directly comparable financial measures under generally accepted accounting principles (GAAP) can be found at https://investors.att.com and in our Form 8-K dated October 23, 2024. Adjusted diluted EPS, adjusted operating income, EBITDA, adjusted EBITDA, free cash flow, net debt and net debt-to-adjusted EBITDA are non-GAAP financial measures frequently used by investors and credit rating agencies.

Adjusted diluted EPS is calculated by excluding from operating revenues, operating expenses, other income (expenses) and income tax expense, certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, actuarial gains and losses, significant abandonments and impairments, benefit-related gains and losses, employee separation and other material gains and losses.

Non-operational items arising from asset acquisitions and dispositions include the amortization of intangible assets. While the expense associated with the amortization of certain wireless licenses and customer lists is excluded, the revenue of the acquired companies is reflected in the measure and those assets contribute to revenue generation.

We also adjust for net actuarial gains or losses associated with our pension and postemployment benefit plans due to the often-significant impact on our results (we immediately recognize this gain or loss in the income statement, pursuant to our accounting policy for the recognition of actuarial gains and losses). Consequently, our adjusted results reflect an expected return on plan assets rather than the actual return on plan assets, as included in the GAAP measure of income.

The tax impact of adjusting items is calculated using the effective tax rate during the quarter except for adjustments that, given their magnitude, can drive a change in the effective tax rate, in these cases we use the actual tax expense or combined marginal rate of approximately 25%.

For 3Q24, Adjusted EPS of $0.60 is diluted EPS of $(0.03) adjusted for $0.61 impairment and $0.03 proportionate share of intangible amortization at the DIRECTV equity method investment, minus $0.01 benefit-related, transaction and other costs.

For 3Q23, adjusted EPS of $0.64 is diluted EPS of $0.48 adjusted for $0.11 restructuring and impairments, $0.03 proportionate share of intangible amortization at the DIRECTV equity method investment, and $0.03 benefit-related, transaction and other costs, minus $0.01 actuarial gain on benefit plans.

The Company expects adjustments to 2024 reported diluted EPS to include our proportionate share of intangible amortization at the DIRECTV equity method investment of $0.8 billion, a non-cash mark-to-market benefit plan gain/loss, and other items. The Company expects the mark-to-market adjustment, which is driven by interest rates and investment returns that are not reasonably estimable at this time, to be a significant item. Our projected 2024 adjusted EPS depend on future levels of revenues and expenses, most of which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between these projected non-GAAP metrics and the reported GAAP metrics without unreasonable effort.

* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Adjusted operating income is operating income adjusted for revenues and costs we consider non-operational in nature, including items arising from asset acquisitions or dispositions. For 3Q24, adjusted operating income of $6.5 billion is calculated as operating income of $2.1 billion plus $4.4 billion of adjustments. For 3Q23, adjusted operating income of $6.5 billion is calculated as operating income of $5.8 billion plus $0.7 billion of adjustments. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated October 23, 2024.
EBITDA is net income plus income tax, interest, and depreciation and amortization expenses minus equity in net income of affiliates and other income (expense) – net. Adjusted EBITDA is calculated by excluding from EBITDA certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, significant abandonments and impairments, benefit-related gains and losses, employee separation and other material gains and losses. Adjusted EBITDA, Mobility EBITDA, Business Wireline EBITDA and Consumer Wireline EBITDA estimates depend on future levels of revenues and expenses which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between projected adjusted EBITDA, Mobility EBITDA, Business Wireline EBITDA and Consumer Wireline EBITDA and the most comparable GAAP metrics without unreasonable effort.

For 3Q24, adjusted EBITDA of $11.6 billion is calculated as net income of $0.1 billion, plus income tax expense of $1.3 billion, plus interest expense of $1.7 billion, minus equity in net income of affiliates of $0.3 billion, minus other income (expense) – net of $0.7 billion, plus depreciation and amortization of $5.1 billion, plus adjustments of $4.4 billion. For 3Q23, adjusted EBITDA of $11.2 billion is calculated as net income of $3.8 billion, plus income tax expense of $1.2 billion, plus interest expense of $1.7 billion, minus equity in net income of affiliates of $0.4 billion, minus other income (expense) – net of $0.4 billion, plus depreciation and amortization of $4.7 billion, plus adjustments of $0.7 billion. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated October 23, 2024.

At the segment or business unit level, EBITDA is operating income before depreciation and amortization. EBITDA margin is operating income before depreciation and amortization, divided by total revenues. EBITDA service margin is operating income before depreciation and amortization, divided by total service revenues.

Free cash flow for 3Q24 of $5.1 billion is cash from operating activities of $10.2 billion, plus cash distributions from DIRECTV classified as investing activities of $0.3 billion, minus capital expenditures of $5.3 billion and cash paid for vendor financing of $0.2 billion. For 3Q23, free cash flow of $5.2 billion is cash from operating activities of $10.3 billion, plus cash distributions from DIRECTV classified as investing activities of $0.5 billion, minus capital expenditures of $4.6 billion and cash paid for vendor financing of $1.0 billion.

For 3Q24 year-to-date, free cash flow of $12.8 billion is cash from operating activities of $26.9 billion, plus cash distributions from DIRECTV classified as investing activities of $0.9 billion, minus capital expenditures of $13.4 billion and cash paid for vendor financing of $1.6 billion. For 3Q23 year-to-date, free cash flow of $10.4 billion is cash from operating activities of $26.9 billion, plus cash distributions from DIRECTV classified as investing activities of $1.4 billion, minus capital expenditures of $13.3 billion and cash paid for vendor financing of $4.7 billion.

Due to high variability and difficulty in predicting items that impact cash from operating activities, cash distributions from DIRECTV, capital expenditures and vendor financing payments, the Company is not able to
* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

provide a reconciliation between projected free cash flow and the most comparable GAAP metric without unreasonable effort.

Capital investment provides a comprehensive view of cash used to invest in our networks, product developments and support systems. In connection with capital improvements, we have favorable payment terms of 120 days or more with certain vendors, referred to as vendor financing, which are excluded from capital expenditures and reported as financing activities. Capital investment includes capital expenditures and cash paid for vendor financing ($0.2 billion in 3Q24 and $1.0 billion in 3Q23). Due to high variability and difficulty in predicting items that impact capital expenditures and vendor financing payments, the Company is not able to provide a reconciliation between projected capital investment and the most comparable GAAP metrics without unreasonable effort.

Adjusted equity in net income from DIRECTV investment of $0.5 billion for 3Q24 is calculated as equity income from DIRECTV of $0.3 billion reported in Equity in Net Income of Affiliates and excludes $0.3 billion of AT&T’s proportionate share of the non-cash depreciation and amortization of fair value accretion from DIRECTV’s revaluation of assets and purchase price allocation.

Net debt of $125.8 billion at September 30, 2024, is calculated as total debt of $129.0 billion less cash and cash equivalents of $2.6 billion and time deposits (i.e. deposits at financial institutions that are greater than 90 days) of $0.7 billion.

Net debt-to-adjusted EBITDA is calculated by dividing net debt by the sum of the most recent four quarters of adjusted EBITDA. Net debt and adjusted EBITDA are calculated as defined above. Net debt and adjusted EBITDA estimates depends on future levels of revenues, expenses and other metrics which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between projected net debt-to-adjusted EBITDA and the most comparable GAAP metrics and related ratios without unreasonable effort.

For more information, contact:
Brittany Siwald
AT&T Inc.
Phone: (214) 202-6630
Email: brittany.a.siwald@att.com
* Further clarification and explanation of non-GAAP measures and reconciliations to their most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at https://investors.att.com.

© 2024 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.